As filed with the Securities and Exchange Commission on May 4, 2017

Registration Nos. 333-182012

333-117927

333-111989

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STILLWATER MINING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	81-0480654
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 West Dry Creek Circle, Suite 400
Littleton, Colorado	80120
(Address of Principal Executive Offices)	(Zip Code)

Stillwater Mining Company 2012 Equity Incentive Plan

2004 Equity Incentive Plan

Amended and Restated General Employee Stock Plan

(Full titles of the plans)

Michael J. McMullen

CEO and President

Stillwater Mining Company

26 West Dry Creek Circle, Suite 400

Littleton, Colorado 80120

(Name and address of agent for service)

(406) 373-8700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Stillwater Mining Company (the “Registrant”) is filing this Post-Effective Amendment No. 1 with respect to each of the following Registration Statements on Form S-8: Form S-8 filed on January 16, 2004 (File No. 333-111989), August 4, 2004 (File No. 333-117927) and June 8, 2012 (File No. 333-182012) (collectively, the “Registration Statements”) to deregister any and all securities that remain unissued or unsold under the Registration Statements.

On May 4, 2017, the Registrant completed the previously announced merger (the “Merger”) pursuant to which Thor Mergco Inc. (“Merger Sub”), a Delaware corporation and an indirect wholly owned subsidiary of Sibanye Gold Limited, a public company organized under the laws of South Africa (“Sibanye”), merged with and into the Registrant, with the Registrant as the surviving corporation. As a result of the Merger, all of the shares of the Registrant’s common stock, par value $0.01 per share (the “Shares”), not owned by the Registrant, Merger Sub, Sibanye or any direct or indirect subsidiaries of Sibanye or the Registrant, or the dissenting shares, were converted into the right to receive $18.00 per Share in cash, without interest and subject to any applicable withholding taxes. As a result of the Merger, the Registrant became an indirect wholly owned subsidiary of Sibanye, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements.

In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings under such Registration Statements, the Registrant hereby removes from registration all such securities registered but which remain unsold and unissued under the Registration Statements in connection therewith as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Littleton, State of Colorado, on May 4, 2017.

STILLWATER MINING COMPANY

By:	/s/ Michael J. McMullen
Michael J. McMullen CEO and President

No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.